Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cinedigm Corp. on Forms S-3 (Nos. 333-194088, 333-192449, 333-176017, and 333-166061) and Form S-8 (No. 333-189898) of our reports dated June 30, 2015, on our audits of the consolidated financial statements as of March 31, 2015 and 2014 and for each of the years in the three-year period ended March 31, 2015, and the effectiveness of Cinedigm Corp.'s internal controls over financial reporting as of March 31, 2015, which reports are included in this Annual Report on Form 10-K to be filed on or about June 30, 2015.

/s/ EisnerAmper LLP

New York, New York
June 30, 2015